July 24, 2020

FORM C-AR

The Chosen, LLC

This Form C-AR (including the cover page and all exhibits attached hereto, the Form C-AR) is being furnished by The Chosen, LLC, a Utah Limited Liability Company (the "Company," as well as references to "we," "us," or "our") for the sole purpose of providing certain information about the Company as required by the Securities and Exchange Commission ("SEC").

No federal or state securities commission or regulatory authority has passed upon the accuracy or adequacy of this document. The U.S. Securities and Exchange Commission does not pass upon the accuracy or completeness of any disclosure document or literature. The Company is filing this Form C-AR pursuant to Regulation CF (§ 227.100 et seq.) which requires that it must file a report with the Commission annually and post the report on its website at https://studios.vidangel.com/the-chosen-reg-cf/offering no later than 120 days after the end of each fiscal year covered by the report. The Company may terminate its reporting obligations in the future in accordance with Rule 202(b) of Regulation CF (§ 227.202(b)) by 1) being required to file reports under Section 13(a) or Section 15(d) of the Exchange Act of 1934, as amended, 2) filing at least one annual report pursuant to Regulation CF and having fewer than 300 holders of record, 3) filing annual reports for three years pursuant to Regulation CF and having assets equal to or less than $10,000,000, 4) the repurchase of all the Securities sold pursuant to Regulation CF by the Company or another party, or 5) the liquidation or dissolution of the Company.

THIS FORM C-AR DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR SELL SECURITIES.

CONDITIONAL RELIEF OF FILING OBLIGATIONS UNDER REGULATION CROWDFUNDING

The Company has relied on the conditional relief of its filing obligations under Regulation Crowdfunding for this Annual Report on Form C-AR for the year ended December 31, 2019 (the “Annual Report”) pursuant to the Securities and Exchange Commission (“SEC”) order on March 26, 2020, set forth in SEC Release No. 33-10768 (the “Order”). The Order provides conditional relief to companies qualified under Regulation A that are unable to timely comply with their filing obligations as a result of the novel coronavirus (“COVID-19”) outbreak. The current outbreak of COVID-19 has posed a significant impact on the Company’s ability to timely file its Annual Report that was due on April 30, 2020. The current COVID-19 outbreak has caused severe disruptions in the ability of the Company’s independent registered public accounting firm to maintain consistent staffing for the required review of the Annual Report, due to work-from-home policies for its employees and independent contractors, which has caused a delay in the Company’s ability to prepare and analyze its financial statements for inclusion in the Annual Report. The Company therefore decided to rely on the conditional relief provided in the Order.

FORWARD LOOKING STATEMENT DISCLOSURE

This Form C-AR and any documents incorporated by reference herein or therein contain certain forward-looking statements and are subject to various risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this Form C-AR are forward-looking statements.  Forward-looking statements give the Company’s current reasonable expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business.  You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts.  These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements contained in this Form C-AR and any documents incorporated by reference herein or therein are based on reasonable assumptions the Company has made in light of its industry experience, perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. As you read and consider this Form C-AR, you should understand that these statements are not guarantees of performance or results.  They involve risks, uncertainties (many of which are beyond the Company’s control) and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual operating and financial performance and cause its performance to differ materially from the performance anticipated in the forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect or change, the Company’s actual operating and financial performance may vary in material respects from the performance projected in these forward-looking statements.

Any forward-looking statements made by the Company in this Form C-AR or any documents incorporated by reference herein or therein speaks only as of the date of this Form C-AR.  Factors or events that could cause our actual operating and financial performance to differ may emerge from time to time, and it is not possible for the Company to predict all of them.  The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Table of Contents

SUMMARY	4 4
The Business	4
RISK FACTORS	4
Risks Related to the Company’s Business and Industry	4
BUSINESS	8
Description of the Business	8
Business Plan	8
History of the Business	9
The Company’s Products and/or Services	9
Competition	9
Intellectual Property	10
Governmental/Regulatory Approval and Compliance	10
Litigation	10
Other	10
DIRECTORS, OFFICERS AND EMPLOYEES	10
Directors	10
Officers	10
Employees	11
CAPITALIZATION AND OWNERSHIP	11
Capitalization	11
Ownership	11
FINANCIAL INFORMATION	12
Operations	12
Liquidity and Capital Resources	12
Capital Expenditures and Other Obligations	13
Material Changes and Other Information	13
Trends and Uncertainties	13
Restrictions on Transfer	13
TRANSACTIONS WITH RELATED PERSONS AND CONFLICTS OF INTEREST	13
Related Person Transactions	13
Conflicts of Interest	14
OTHER INFORMATION	14
Bad Actor Disclosure	14
EXHIBITS	16
EXHIBIT A	17

About this Form C-AR

You should rely only on the information contained in this Form C-AR.  We have not authorized anyone to provide you with information different from that contained in this Form C-AR.  You should assume that the information contained in this Form C-AR is accurate only as of the date of this Form C-AR, regardless of the time of delivery of this Form C-AR.  Our business, financial condition, results of operations, and prospects may have changed since that date.  Statements contained herein as to the content of any agreements or other document are summaries, and, therefore, are necessarily selective and incomplete and are qualified in their entirety by the actual agreements or other documents.

SUMMARY

The following summary is qualified in its entirety by more detailed information that may appear elsewhere in this Form C-AR and the Exhibits hereto.

The Chosen, LLC (the “Company” or “The Chosen”) is a Utah limited liability company, formed on October 24, 2017.

The Company is located at 4 South 2600 West, Suite 5, Hurricane, UT 84737.

The Company’s website is thechosen.tv

The information on or through our website is not a part of this Form C-AR

The Business

We, along with our wholly owned subsidiary, The Chosen Texas, LLC, are an independent television and film production company used solely to develop and produce an episodic television series entitled “The Chosen” (the “Series”). The Series is based on the gospels of the Bible and tells the story of the life of Jesus Christ primarily through the perspectives of those who met him throughout his life.

RISK FACTORS

Risks Related to the Company’s Business and Industry

History of Operations – The Company has limited operating history upon which an Investor can base an investment decision.

The Company is an early stage television and film development and production company in which investors may lose their entire investment. The Company was formed on October 24, 2017 for a single purpose, to develop and produce a television series entitled “The Chosen.” The Company has only produced one season of the Series and due to its limited operating history, the Company is unable to provide investors with significant data upon which an evaluation can be made of the Company’s prospects and an investment in its securities.

The Company cannot be certain that its business plan or the remainder of the Series will develop or that production will be successful. As an early stage company, the Company will be particularly susceptible to the risks and uncertainties described in these risk factors and will be more likely to incur expenses associated with addressing them.

The Company cannot assure investors that it will be able to achieve any of its objectives, generate sufficient revenues to achieve or sustain profitability or compete successfully in the television and film production industry.

Actual Operating Results May Differ from Estimates – The Company’s actual operating results may differ from its initial estimates.

The Company’s operating results depend on production costs, public tastes, and promotion success. The Company expects to continue to generate its revenues from the distribution and exploitation of the Series and the rights therein. The ability of the Company to continue generating revenues depends on the continued successful distribution of Season 1 and getting Season 2 and Season 3 produced and into distribution, upon the timing and the level of market acceptance of Season 2 and Season 3, as well as upon the ultimate cost to produce, distribute and promote it. The revenues derived from the continued distribution of the Series depend primarily on its acceptance by the distributors and then by the public, which cannot be predicted and does not necessarily bear a direct correlation to the production costs incurred. The commercial success of the Series also depends upon terms and condition of its distribution, promotion and marketing and certain other factors. Accordingly, the Company’s revenues are, and will continue to be, difficult to forecast.

Revenues – There is no guarantee revenues will remain consistent over time.

It is likely that revenues generated from the Series will not remain consistent over time. Even if the Company is successful in creating, distributing, and marketing the Series, revenues from previous seasons will likely decrease over time as subsequent seasons of the Series are released. Further, once production, distribution and marketing of the entire Series is complete, revenues from the Series are likely to decrease over time.

Fluctuations in Operations – The Company’s operating results may fluctuate significantly.

The Company expects that its future operating results will fluctuate significantly as a result of, among other factors:

•	The timing of domestic and international releases of the Series;

•	The success of the Series;

•	The release of competitors’ television series and film productions into the market at or near the same time the Series is released;

•	The costs to distribute and promote the Series;

•	The success of attracting influential distributors and the success of such distributors in marketing and exploiting the Series;

•	The timing of receipt of proceeds generated by the Series by distributors;

•	The timing and magnitude of operating expenses and capital expenditures;

•	The level of un-reimbursed production costs in excess of budgeted maximum amounts;

•	The demand for, and costs of manufacturing of, merchandise related to the Series; and

•	General economic conditions, including continued slowdown in advertiser spending.

As a result, the Company believes that its results of operations may fluctuate significantly, and it is possible that the Company’s operating results could be below the expectations of investors.

Dependence on External Factors – The Company’s success depends on external factors in the television and film production industry.

Operating in the television and film production industry involves a substantial degree of risk. Each production is an individual artistic work, and unpredictable audience reactions primarily determine commercial success. The commercial success of a production also depends upon the quality and acceptance of other competing productions released into the marketplace at or near the same time, critical reviews, the availability of alternative forms of entertainment and leisure activities, general economic conditions and other tangible and intangible factors, all of which are subject to change and cannot be predicted with certainty. The Company’s success will depend on the experience and judgment of its management in producing the Series. There can be no assurance that the Series will reach the marketplace or that it will obtain favorable ratings or reviews once it does.

Diversification – The Company’s success depends entirely on one television series.

The most common way to diversify risk in the television and film production industry is by producing groups of productions, as done by the major production companies. This diversification reduces the impact of a single production’s commercial success or failure on a company’s overall financial health. Due to financial limitations, however, most television series are produced as individual projects and that is the case with the Series. The Company plans to produce one project so there will be no risk diversification for investors in the event that the Series is not successful.

Budget Overruns – Budget overruns may adversely affect the Company’s business.

Actual production costs may exceed their budget, sometimes significantly. Risks, such as labor disputes, death or disability of star performers, rapid high technology changes relating to special effects, or other aspects of production, such as shortages of necessary equipment, damage to film negatives, master tapes and recordings, or adverse weather conditions, may cause cost overruns and delay or frustrate completion of a production. If Season 1 incurs substantial budget overruns, the Company may have to seek additional financing from outside sources to complete production of the film. No assurance can be given as to the availability of such financing on terms acceptable to the Company. In addition, if a production incurs substantial budget overruns, there can be no assurance that such costs will be recouped, which could have a significant adverse impact on the Company’s business, results of operations or financial results.

VidAngel Licensing Agreement – The VidAngel licensing agreement gives VidAngel exclusive rights to distribute the series through on-demand and subscription on-demand services, and, as a result, if VidAngel is unsuccessful, the Company may have lost a significant potential source of revenue.

VidAngel, Inc. holds a worldwide exclusive license to exploit the Series through video-on-demand services for a period of three years (which period will automatically renew for one-year increments) and a nationwide exclusive perpetual license to exploit the Series through subscription-video-on-demand services. Although VidAngel has a financial interest in the success of the Series, there is no guarantee that VidAngel will perform its obligations pursuant to the licensing agreement in a manner that will result in the successful distribution of the Series through video-on-demand services. If VidAngel is unsuccessful, the Company may have lost a significant potential source of revenue.

Additional Distributors – There can be no assurance that the Company will attract any distributors in addition to VidAngel, Inc. for the Series.

There can be no assurance that any distributors in addition to VidAngel, Inc. will contract with the Company to distribute the Series either based on the Series itself or on other considerations such as the materials already being distributed by such distributor. Further, decisions regarding the timing of release and promotional support of television series are important in determining the success of a particular television series. As with most production companies which rely on others to distribute productions, the Company will not solely control the timing and manner in which its distributors will distribute the Series. Although any distributor the Company uses may have a financial interest in the success of the Series, any decision by its distributors not to distribute or promote the Series or to promote a competitor’s productions to a greater extent than it promotes the Company’s could have a material adverse effect on the Company’s business, results of operations or financial condition.

Competition – There can be no assurance that the Company will be able to compete in the television production industry and its lack of diversification may make it vulnerable to oversupply in the market.

There are numerous other production companies that develop and produce television series. The Company’s lack of diversification may make it vulnerable to oversupplies in the market. Most of the major U.S. production studios are part of large diversified corporate groups with a variety of other operations, including television networks and cable channels, which can provide means of distributing their products. The number of productions released by the Company’s competitors, particularly the major U.S. production studios, in any given period may create an oversupply of product in the market and may make it more difficult for the Company to succeed.

Reliance on Personnel – The Company will depend heavily on creative and production personnel to produce the Series.

The production of the Series will require many highly skilled creative and production personnel, including cinematographers, editors, costume designers, set designers, sound technicians, lighting technicians and actors. Although the Company expects to find high quality candidates to fill these positions, there can be no assurance the Company will find the necessary personnel to complete production or that such personnel will cooperate and participate through completion of production. Finding or replacing key personnel could delay production or reduce the quality of the Series, which may impair the Company’s revenue.

The current pandemic of the novel coronavirus, or COVID-19, could materially and adversely impact or disrupt our ability to produce Season 2 and Season 3.

Since its discovery in December 2019, a new strain of coronavirus (also known as the “COVID-19 virus”) has spread from China to many other countries, including the United States.  The outbreak has been declared to be a pandemic by the World Health Organization, and the Health and Human Services Secretary has declared a public health emergency in the United States in response to the outbreak.  Considerable uncertainty still surrounds the COVID-19 virus and its potential effects, and the extent of and effectiveness of any responses taken on a national and local level.  However, measures taken to limit the impact of this coronavirus, including social distancing and other restrictions on travel, congregation and business operation have already resulted in significant negative short-term economic impacts.  The long-term impact of this coronavirus on the U.S. and world economies remains uncertain but is likely to result in a world-wide economic downturn, the length and breadth of which cannot currently be predicted.

Our ability to make distributions to Members is significantly dependent on the production of Season 2 and Season 3 and extended restrictions due to the COVID-19 pandemic, including stay-at-home orders and other social distancing guidelines, will restrict our ability to produce episodes for Season 2 and Season 3. As a result, our ability to make distributions may be limited. Additionally, in the event of an extended world-wide economic downturn, the demand for our product may be reduced, which may have an effect on our revenues and in turn, limit our ability to make distributions.

Technological Advances – Technological advances may reduce demand for television series.

The entertainment industry in general, and the television industry in particular, are continuing to undergo significant changes, primarily due to technological developments. Because of this rapid growth of technology, shifting consumer tastes and the popularity and availability of other forms of entertainment, it is impossible to predict the overall effect these factors will have on the potential revenue from and profitability of an episodic television series.

Limited Protection of Intellectual Property and Proprietary Rights – The Company’s success depends on protecting its intellectual property.

The Company’s success will depend, in part, on its and the Manager’s ability to protect their respective proprietary rights in the Series. The Company has secured its intellectual property rights with respect to the Series pursuant to the Assignment Agreement it has entered into with Dallas Jenkins and the Assignment and Assumption Agreement it has entered into with Creatus, LLC. The Company will rely primarily on a combination of copyright laws and other methods to protect its respective proprietary rights in the Series. However, there can be no assurance that such measures will protect the Company’s proprietary information, or that its competitors will not develop screenplays for feature films otherwise similar to the Company’s, or that the Company will be able to prevent competitors from developing a similar television series for production. The Company believes that its proprietary rights will not infringe on the proprietary rights of third parties.

However, there can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to the Series. Such assertion may require the Company to incur substantial legal fees and costs in order to protect its rights, or possibly enter into arrangements on terms unfavorable to it in order to settle such claims. To the extent that the Company or the Manager fails to adequately protect its respective intellectual property rights in the Series, or if the financial burden of enforcing its rights becomes too cost-prohibitive, the Company may be unable to continue to implement its business strategy, which would have a material adverse effect on the Company’s business, prospects, financial condition, and results of operations.

Reliance on Management – The Company will depend heavily on its Manager.

The successful production of the Series and the operation of the Company’s business is dependent on the continued efforts of the Company’s Manager, The Chosen Productions, LLC.

Conflicts of Interest – Because the Company was founded as a single purpose company to produce the Series, it has numerous potential conflicts of interest.

It is common in the television and film production industry to produce television series through single purpose companies. However, this strategy creates numerous inherent conflicts of interest. For instance, the Company’s Manager may be contracting with distributors, cast members and others that they have had arrangements with in the past and will likely have arrangements with in the future that are unrelated to the business of the Company. Further, our Manager and executive officers are involved in other businesses, including other television and film production businesses. Our Operating Agreement permits our Manager to have outside business activities, including those that compete with our business. We believe our Manager and executive officers have the capacity to discharge their responsibilities to our Company notwithstanding participation in other projects. See “TRANSACTIONS WITH RELATED PERSONS AND CONFLICTS OF INTEREST” for more information.

BUSINESS

Description of the Business

The Chosen, LLC, a Utah limited liability company, was formed on October 24, 2017. Our Company has one wholly owned subsidiary, The Chosen Texas, LLC, whose activity has been consolidated into The Chosen, LLC with all significant intercompany balances and transactions being eliminated.  Our objective is to develop and produce an episodic television series entitled “The Chosen” (the “Series”). “The Chosen” is anticipated to be the first-ever multi-season TV series about the life of Christ and those He touched. Our Company produces, markets and distributes the Series to a worldwide market.  Our large faith-based audience has risen to the call to help fund and support the project as devoted fans and investors, contributing to The Chosen’s success.  Our Company has successfully released Season 1, consisting of eight episodes, and commenced the pre-production phase for Season 2 in anticipation of future capital raising to continue to produce the Series.

Business Plan

The Series

Synopsis

The Series is based on the story concepts and ideas of Dallas Jenkins. The Series is based on the gospels of the Bible and tells the story of the life of Jesus Christ primarily through the perspectives of those who met him throughout his life, as the stories of his many miracles were exposed primarily through the word of those who witnessed them. Over the course of multiple seasons, the viewer meets Jesus, his followers, the Romans occupying Jewish territory and the religious leaders who resisted him. Season 1 begins with the gathering of Jesus’ followers and follows the progression of the disciplines from their calling to their preparation for Jesus’ ministry. The final two seasons are intended to chronicle his death and resurrection.

Production

The Company has already produced Season 1 and plans to use the funds received from future offerings, along with the revenues generated from Season 1 to produce and market future seasons.

Distribution and Marketing

The Series is intended to be distributed through online video streaming services, television and home video.  The Company has entered into an Exclusive Video-On-Demand and Subscription Video-On-Demand License Agreement with VidAngel, Inc. (“VidAngel”), pursuant to which the Company has granted VidAngel (i) a nationwide exclusive license to exploit the Series through any and all media for a period of one year, (ii) a worldwide exclusive license to exploit the Series through video-on-demand services for a period of three years (which period will automatically renew for additional one-year periods if not terminated) and (iii) a nationwide exclusive perpetual license to exploit the Series through video-on-demand and subscription-video-on-demand services for a period of three years (which period will automatically renew for additional one-year periods if not terminated).  Pursuant to the license agreement, twenty-five percent (25%) of VidAngel’s revenues from the exploitation of video-on-demand and subscription-video on-demand content will be applied to marketing the Series.  The Company will receive licensing payments in an amount equal to 40% of the net profits attributable to the Series based on the number of hours the Series was viewed by VidAngel’s customers.  In addition to the licensing payments, the Company will be eligible to receive an uncapped bonus in an amount based on a proprietary algorithm determined by “goodness,” “loyalty” and “word of mouth.”

History of the Business

During 2018 and 2019, our Company’s “The Chosen” marketing campaign became the most crowdfunded Television/Movie project of all time, raising just shy of $11,000,000.  The funds were used to cover offering expenses and the completion of Episodes 1-8 of Season 1.  We raised the funds pursuant to an offering statement filed on Form 1-A with the United States Securities and Exchange Commission, or the SEC, on March 8, 2018 (File #: 024-10814), which offering statement was qualified by the SEC on June 15, 2018 and an offering statement filed under Regulation CF of the SEC on Form C with the SEC, on June 24, 2019 (File # 020-25447), each offering Class A Preferred Units of membership interest in our Company, or Class A Units.  Pursuant to those offerings, we issued a total of 11,193,300 Class A Preferred Units for net proceeds of $10,036,832.  Episodes 1-4 of Season 1 were released in April 2019 while Episodes 5-8 of Season 1 were released in late November 2019.  With the release of Season 1 of the Series, we began to generate revenue.  In addition to the production costs for Season 1, we also incurred significant marketing costs incurred related to the April and November releases.

As of the issuance of this report, we have been focused on the marketing of Season 1 and the writing of Season 2. The marketing of Season 1 has consisted of social media posts and promotions, including, but not limited to Facebook, Instagram, and YouTube, along with doing email campaigns and interviews with various media outlets.  Thus far, we have hired writers for Season 2 and have completed the writing for the first four episodes.

The Company’s Products and/or Services

Our Company’s principal products include 1) digital media which is streamed via Video-on-Demand (VOD) and Subscription Video-on-Demand (SVOD) through an exclusive licensing agreement with VidAngel, Inc.  2) Physical media sales of Blu-Ray discs and DVD’s to end users of which the maintenance and distribution of the physical inventory product is managed by VidAngel, Inc. who remits a portion of the net revenue to us. 3) Merchandise sales, consisting mainly of T-shirts. We do not own or maintain the merchandise inventory, but manage an online store through a third-party application in which orders are drop shipped to end customers using that third-party platform. We contract with a third-party supplier that fulfills these sales orders on our behalf by screen printing T-shirts and shipping them to end customers.

Intellectual Property

The Company is dependent on the following intellectual property:

The Series is loosely inspired by a film entitled “The Shepherd.” The Company exclusively owns all right, title and interest in and to the copyrights and all other rights in and to The Shepherd pursuant to an Assignment and Assumption Agreement (the “Assignment Agreement”) between the Company and Creatus, LLC. Pursuant to the Assignment Agreement, Creatus, LLC assigned its respective rights in and to The Shepherd to the Company in exchange for $100,000.

The Company also has various copyrights and trademarks on the offered products and services.

Governmental/Regulatory Approval and Compliance

The Company is not subject to any governmental/regulatory approval or compliance

Litigation

There are no existing legal suits pending, or to the Company’s knowledge, threatened, against the Company.

Other

The Company’s principal address is 4 South 2600 West, Suite 5, Hurricane, UT 84737.

The Company conducts business in Utah.

DIRECTORS, OFFICERS AND EMPLOYEES

Directors and Officers

The directors and officers of the Company are listed below along with all positions and offices held at the Company and their principal occupation and employment responsibilities for the past (3) years and their educational background and qualifications.

Name	Position	Term of Office	Responsibilities
Derral Eves	Chief Executive Officer	February 2018-Present	All Company supervision
Dallas Jenkins	Chief Creative Officer	February 2018 - Present	Oversight of all production
Matthew Faraci	Chief Operations Officer	February 2018 - November 2019	Oversight of promotion

Derral Eves

Derral Eves is our Chief Executive Officer. Mr. Eves graduated from Southern Utah University with a bachelor’s degree in Communications and Public Relations and a minor in Spanish. Since January 2006, Mr. Eves has served as the Chief Executive Officer of Creatus, LLC. Mr. Eves is the creator of VidSummit, the leading professional conference for social media creators. Mr. Eves is one of the world’s top YouTube and online video marketing experts. The content on Mr. Eves’ distribution channels have received over 24 billion video views on Youtube and over 9 billion views on Facebook. Mr. Eves is also the mentor of some of the biggest and most impactful YouTube and social media stars. He has been featured on Good Morning America, The Today Show, NBC, ABC, CBS, FOX, ESPN, FORBES, AdWeek, Christians Today, World Religion News, and several other media outlets. He was recently featured in an article published by Forbes as #4 on the list of “20 Must Watch YouTube Channels That Will Change Your Business.”

Dallas Jenkins

Dallas Jenkins is our Chief Creative Officer. Mr. Jenkins graduated from Northwestern College with a bachelor’s degree in Bible and Communications. Mr. Jenkins currently serves as the president of Jenkins Entertainment and is primarily responsible for the oversight of the production of all films and videos produced by Jenkins Entertainment. Mr. Jenkins is also a film writer who has worked in Hollywood for nearly two decades, creating films for Warner Brothers, Lionsgate, Hallmark Channel, PureFlix and Universal. Mr. Jenkins has created several faith-based films, such as Midnight Clear, What If…, Though None Go With Me and The Resurrection of Gavin Stone. Mr. Jenkins is the son of celebrated Christian author Jerry B. Jenkins (the creator of The Left Behind Series and The Jesus Chronicles Series).

Employees

The Company currently does not have any employees.

CAPITALIZATION AND OWNERSHIP

Capitalization

The Company has issued the following Securities:

Ownership

The following table sets forth the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer’s outstanding voting equity securities, calculated on the basis of voting power.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Membership Interest
Common Units	Dallas Jenkins	6,811,000 Common Units	49%
Common Units	Ricky Ray Butler	3,058,000 Common Units	22%
Common Units	Derral Eves	2,780,000 Common Units	20%
(1) Each beneficial owner owns his interest through the Manager.

FINANCIAL INFORMATION

Please see the financial information listed on the cover page of this Form C-AR and attached hereto in addition to the following information. Financial statements are attached hereto as Exhibit A.

Operations

Year Ended December 31, 2019:

Revenues

Revenues produced by Season 1 through the Exclusive Video-on-demand, Subscription video-on-demand license agreement with VidAngel, Inc. and physical media sales were $815,630.  Revenues from the sale of merchandise in 2019 were $168,973, with cost of sales $96,736..

Expenses

The production of Season 1 was finalized at a total cost of $8,270,567.  Film costs are capitalized and amortized over a period of time in proportion to ultimate revenue production. Amortization of film costs for 2019 was $279,062.

Operating expenses other than the amortization of film costs were $827.745.  These expenses were primarily attributable to $532,610 in advertising and marketing, $222,946 in legal and professional fees, and $72,189 in royalties, meals and entertainment reimbursements and other traveling expenses.

Income Taxes

In August 2019, we elected to be taxed as a C-corporation, effective January 1, 2018.  The IRS approved the election in October 2019.  The benefit for income taxes of $283,252 for the year ended December 31, 2019 is primarily attributable to the reduction of the valuation allowance for the net deferred income tax assets.

Year Ended December 31, 2018:

Revenues

We received $56,465 in revenues from the distribution of "The Shepherd," the film upon which the Series is loosely based.

Expenses

Operating expenses for the year ended December 31, 2018 were $915,241, primarily attributable to advertising and marketing costs associated with the capital raise pursuant to the Offering, legal and professional fees, travel expenses, meals and entertainment reimbursements and other miscellaneous expenses.

Liquidity and Capital Resources

Year ended December 31, 2019

In 2019, we issued an additional 6,556,322 Class A Units for a total of 11,193,300 as of December 31, 2019.  The 2019 issuance provided the funds necessary to finalize the production of the entirety of Season 1.  As of December 31, 2019, we have cash on hand was $630,325 with $126,575 of account payable.  Revenues from Season 1 of the Series are expected to be used for operations and to advertise and market Season 1.  Advertising and marketing costs are expected to be approximately $600,000 - $700,000 during 2020.

Year ended December 31, 2018

As of December 31, 2018, we had sold 4,636,978 of our Class A Units and had $220,700 in cash on hand.

Capital Expenditures and Other Obligations

Costs incurred in the direct production of video content are capitalized. As of December 31, 2019 and 2018, $8,039,004 and $3,884,663 in film costs were capitalized, respectively.

The Company does not have any debt currently outstanding.

Material Changes and Other Information

Trends and Uncertainties

The financial statements are an important part of this Form C and should be reviewed in their entirety.  The financial statements of the Company are attached hereto as Exhibit A

To date, revenues for 2020 have been ahead of budget. It appears that the stay-at-home orders that existed this spring during the COVID-19 pandemic have influenced revenues.  The revenues received this year through April 2020 related to the release of Season 1 of the Series are $3,751,967, with $1,599,810 of that amount (42%) coming in April 2020.  Merchandise sales through mid-May were $938,837 with related costs of $524,414.

Other than the above mentioned, we have not identified any known trends, uncertainties, demands, commitments or events involving our business that are reasonably likely to have a material effect on our revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause the reported financial information in this report to not be indicative of future operating results or financial condition.

Restrictions on Transfer

Any Securities sold pursuant to Regulation CF being offered may not be transferred by an Investor of such Securities during the one-year holding period beginning when the Securities were issued, unless such Securities were transferred: 1) to the Company, 2) to an accredited investor, as defined Rule 501(d) of Regulation D of the Securities Act of 1933, as amended, 3) as part of an Offering registered with the SEC or 4) to a member of the family of the Investor or the equivalent, to a trust controlled by the Investor, to a trust created for the benefit of a family member of the Investor or the equivalent, or in connection with the death or divorce of the Investor or other similar circumstances. “Member of the family” as used herein means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother/father/daughter/son/sister/brother-in-law, and includes adoptive relationships.  Remember that although you may legally be able to transfer the Securities, you may not be able to find another party willing to purchase them.

TRANSACTIONS WITH RELATED PERSONS AND CONFLICTS OF INTEREST

Related Person Transactions

From time to time the Company may engage in transactions with related persons.  Related persons are defined as any director or officer of the Company; any person who is the beneficial owner of 10 percent or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power; any promotor of the Company; any immediate family member of any of the foregoing persons or an entity controlled by any such person or persons.

Creatus, LLC assigned to the Company all of its rights, title and interest in and to the film entitled The Shepherd.
The Company paid $100,000 in exchange for all rights in and to The Shepherd. The Shepherd served as the underlying source material upon which the Series is loosely based. Derral Eves, sole manager of our Manager, is the sole owner of Creatus, LLC.

During 2019, we entered into agreements with a member of the Company, Dallas Jenkins, our Chief Creative Officer, as a Director and Writer. Under the agreements, we paid the member $138,000 to direct and write the last four episodes of The Chosen Series, Season 1. We continued to engage the member as a writer for the second season and paid the member $16,000 during 2019 on this contract. We will pay the remaining $23,000 during 2020 for the rest of the writer contract. The member also received payment from our Company for advertising through the member’s digital media channels, totaling $21,000 for the year.

Conflicts of Interest

The Company has not engaged in any transactions or relationships, which may give rise to a conflict of interest with the Company, its operations or its security holders.

OTHER INFORMATION

Bad Actor Disclosure

The Company is not subject to any Bad Actor Disqualifications under any relevant U.S. securities laws.

SIGNATURE

Pursuant to the requirements of Sections 4(a)(6) and 4A of the Securities Act of 1933 and Regulation Crowdfunding (§ 227.100 et seq.), the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form C-AR and has duly caused this Form to be signed on its behalf by the duly authorized undersigned.

/s/Derral Eves__________________________________
(Signature)

Derral Eves____________________________________
(Name)

Manager______________________________________
(Title)

Pursuant to the requirements of Sections 4(a)(6) and 4A of the Securities Act of 1933 and Regulation Crowdfunding (§ 227.100 et seq.), this Form C-AR has been signed by the following persons in the capacities and on the dates indicated.

/s/Derral Eves__________________________________
(Signature)

Derral Eves____________________________________
(Name)

Manager______________________________________
(Title)

July 24, 2020___________________________________
(Date)

Exhibits

Exhibit A

Audited Financial Statements

Exhibit A

Audited Financial Statements

The Chosen, LLC
Consolidated Balance Sheet

	2019	2018

Assets

Current assets:
Cash	$630,325	$220,700
Accounts receivable	614,565	20,410
Prepaid expenses and other current assets	778	98,904

Total current assets	1,245,668	340,014

Film costs, net	8,039,004	3,884,663
Deferred income tax asset	283,352	-

Total assets	$9,568,024	$4,224,677

Liabilities and Members' Equity

Liabilities:
Accounts payable	$126,575	$539,435
Notes payable	-	76,327

Total liabilities	126,575	615,762

Commitments and contingencies (see Notes 2, 3, 5 and 8)

Members' equity	9,441,449	3,608,915

Total liabilities and members' equity	$9,568,024	$4,224,677

The Chosen, LLC
Consolidated Statement of Operations

	2019	2018
Revenues:
Licensing revenues, net	$815,630	$56,465
Merchandise revenue	168,973	-

Total revenues	984,603	56,465

Cost of goods sold	96,736	-

Gross profit	887,867	56,465

Operating expenses:
General and administrative	574,197	162,797
Advertising and marketing	532,610	752,344

Total operating expenses	1,106,807	915,141

Loss from operations	(218,940)	(858,676)

Interest income	17	-

Loss before provision for
income taxes	(218,923)	(858,676)

Benefit (provision) for income taxes	283,252	(100)

Net income (loss)	$64,329	$(858,776)

The Chosen Statement of Stockholders Equity

	Common Units	Class A Preferred Units	Contributed Capital	Accumulated Deficit	Total Members' Equity

Balance at December 31, 2017	-	-	$200,000	$(13,663)	$186,337

Issuance of founders' common units	13,900,000	-	-	-	-
Issuance of preferred units for cash	-	4,636,978	4,436,408	-	4,436,408
Offering expense	-	-	(167,781)	-	(167,781)
Equity-based compensation	-	-	12,727	-	12,727
Net loss	-	-	-	(858,776)	(858,776)

Balance at December 31, 2018	13,900,000	4,636,978	4,481,354	(872,439)	3,608,915

Cancellation of units	-	(40,465)	(38,715)	-	(38,715)
Issuance of preferred units for cash	-	6,596,787	6,563,766	-	6,563,766
Offering expense	-	-	(756,846)	-	(756,846)
Net income	-	-	-	64,329	64,329

Balance at December 31, 2019	13,900,000	11,193,300	$10,249,559	$(808,110)	$9,441,449

The Chosen, LLC
Consolidated Statement of Cash Flows

	2019	2018

Cash flows from operating activities:
Net income (loss)	$64,329	$(858,776)
Adjustments to reconcile net income (loss) to net cash used
in operating activities:
Amortization of film costs	279,062	-
Deferred income tax benefit	(283,352)	-
Equity-based compensation	-	12,727
Decrease (increase) in:
Accounts receivable	(594,155)	(20,410)
Prepaid expenses and other current assets	98,126	(98,258)
Film costs	(4,433,403)	(3,854,663)
(Decrease) increase in:
Accounts payable	(412,860)	500,772

Net cash used in operating activities	(5,282,253)	(4,318,608)

Cash flows from investing activities:	-	-

Cash flows from financing activities:
Net proceeds from issuance of preferred units	5,806,920	4,268,627
Cancellation of units	(38,715)	-
Proceeds from issuance of notes payable	-	156,327
Payments on notes payable	(76,327)	(80,000)

Net cash provided by financing activities	5,691,878	4,344,954

Net change in cash	409,625	26,346

Cash at beginning of year	220,700	194,354

Cash and at end of year	$630,325	$220,700

Supplemental disclosure of cash flow information:

Cash paid for interest	$-	$-
Cash paid for income taxes	100	100